Exhibit 10.5

EXECUTION COPY
[Company Letterhead]
April 11, 2010
Anne Cleary
1155 Perimeter Center West
Atlanta, GA 30338
Dear Ms. Cleary,
     On behalf of Mirant Corporation (the “Company) and in accordance with the terms and conditions outlined in this letter (the “Letter”), I am pleased to confirm that RRI Energy, Inc. (“Parent”) will offer you employment as Head of Asset Management of Parent, effective upon the Effective Time (as defined under the Agreement and Plan of Merger by and among the Company, RRI Energy Holdings, Inc. and RRI Energy, Inc., dated as of April 11, 2010 (the “Merger Agreement”)). This Letter will be of no force or effect if the Merger Agreement terminates before the Effective Time. Capitalized terms used but not defined herein will have the meaning in the Merger Agreement.
     Please find below, a summary of the key terms of your employment following the Effective Time:
•	Position. Head of Asset Management of Parent, reporting to the Chief Operating Officer of Parent with duties and responsibilities commensurate with such position.

•	Location. Houston, TX.

•	Compensation. Annual base salary and annual target bonus will be no less than immediately prior to Effective Time. Long term incentive opportunities and employee benefits will be no less favorable than those provided to similarly situated executives of Parent and its subsidiaries generally.

•	Relocation Benefits. Reimbursement of reasonable relocation expenses.

•	Equity Awards. As of the Effective Time, all equity awards that are outstanding as of the Effective Time shall become fully vested and exercisable and the post-termination exercise period will be governed by the agreements evidencing such awards.

•	Retention Bonus. On the first business day following the second anniversary of the Closing Date, Executive shall be paid an amount equal to the cash severance Executive would have received under the Company’s Change in Control Severance Plan (“CIC Severance Plan”), subject to the Executive’s continued employment through the second anniversary of the Closing Date.

•	Termination of Employment. If, prior to the second anniversary of Closing Date, Executive dies, terminates due to Disability (as defined in the CIC Severance Plan), is terminated by Parent without Cause (as defined in the CIC Severance Plan) or resigns for Good Reason (as defined herein), Executive will be paid the retention bonus in full.

•	Release. The payment of the retention bonus described above will be conditioned on Executive’s execution and non-revocation of a general release of claims in the form used for senior executives of Parent generally.

•	Good Reason. Means a material breach of this Letter or the failure of the Company to cause Parent to assume this Letter as of the Effective Time or offer Executive employment in accordance with the terms of this Letter after Executive provides written notice to the Company of the breach or failure within 90 days following the initial existence of the breach, the Company does not cure the breach or failure within 30 days following receipt of the written notice (the “Cure Period”) and Executive terminates within 90 days following the end of the Cure Period.

•	CIC Severance Plan. Executive will have no rights under the CIC Severance Plan following the Effective Time, except Executive will be entitled to the gross up benefits pursuant to Section 5.1 of the CIC Severance Plan.
          On behalf of the Board of Directors of the Company, we are excited that you have agreed to accept this offer of employment and look forward to your continued employment. Please sign in the space provided below to formally accept this Letter and return the original to Julia Houston.

Very Truly Yours,
/s/ Julia A. Houston
Julia A. Houston

     Acknowledgement:
     I accept the position as offered under the terms and conditions outlined here in this Letter.

/s/ Anne M. Cleary	April 9, 2010

Name: Anne M. Cleary	Date: